Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

COMMUNITY BANK SYSTEM REPORTS HIGHER THIRD QUARTER REVENUE AND EARNINGS

                SYRACUSE, N.Y. — October 22, 2007 — Community Bank System, Inc. (NYSE: CBU) generated year-over-year and quarter-over-quarter increases in both net interest income and noninterest income during the third quarter of 2007, resulting in $11.0 million of net earnings or $0.37 per share. This marks the company’s highest EPS figure in the last eight quarters, representing a 2.8% increase over its year-ago level and an 8.8% climb over the prior quarter.

Year-to-date net income of $31.0 million was 2.7% greater than the $30.2 million generated during the first nine months of 2006. The $1.02 per share earned to date in 2007 is 2.0%, or $0.02 per share, greater than the first nine months of 2006, due principally to a 19% increase in noninterest income as well as a 78% reduction in the company’s provision for loan losses. Year-to-date cash earnings per share (which exclude the after-tax effect of intangible asset amortization and acquisition-related market value adjustments) were $1.16, a meaningful $0.14 per share, or 14%, above GAAP-reported results.

“Our company generated yet another solid quarter, continuing to steadily produce through fluctuating market conditions,” said President and Chief Executive Officer Mark E. Tryniski. “We continued our double-digit rate of growth for non-interest income with a 28% increase over the prior year’s quarter, and received balanced contributions again from both our banking and financial services revenue sources. We also achieved our first expansion in core net interest margin in the past seven quarters, and maintained our outstanding asset quality profile.”

CBU increased its noninterest income by $3.8 million, or 28%, over the third quarter of 2006, to $17.6 million — a quarterly record high for the company, excluding investment securities gains. Banking noninterest income rose $1.2 million, or 14.3%, while financial services revenues climbed $2.6 million, or 51.3%. Consistent with prior years, the third quarter’s banking-related revenues included nearly $0.8 million of annual dividends from the creditor life and disability programs in which the company participates. The increase in banking services came mainly from new and expanded account relationships and growing debit card-related revenues. The increase in financial services revenues is from both acquired and organic growth, and includes a full quarter contribution of the Hand Benefits & Trust transaction completed in May. The company’s noninterest-income-to-operating-income ratio during the quarter was 31.7%, nearly three percentage points higher than the previous quarter and 5% higher than the year-ago quarter.

Net interest income was $34.3 million, 2.8% above the second quarter of 2007 and 1.4% over the third quarter of 2006. Reported quarterly net interest margin was 3.56%, versus 3.64% in the prior quarter and 3.87% a year ago. However, excluding a $200-million short-term investment leverage strategy put into place during the quarter, the company’s net margin would have increased five basis points over the prior quarter to 3.69%. This strategy not only produced positive net interest income, but it also served to demonstrate the company’s ability to freely access liquidity sources despite tightened credit market conditions.

CBU increased total loans by $24.7 million over the prior quarter to $2.8 billion. This was comprised of very strong performances in consumer mortgages (increased $21.1 million) and in consumer installment lending (increased $20.1 million), partially offset by a $16.5 million decline in business lending. Year-to-date, total loans are up $90.4 million, including acquisitions, with increases across all three major portfolio categories. The reduction in business lending outstandings during the quarter was impacted by several unscheduled payoffs and line reductions related to ownership changes and other capital-raising initiatives.

Mr. Tryniski added, “We continue to perform well within the consumer lending lines, producing annualized growth rates of 9-10% across these portfolios during the quarter. We also remain free of exposure to the well-publicized mortgage lending crisis that has affected many of the nation’s largest urban markets, as we have no subprime or other higher-risk mortgage products within our real estate or investment portfolios. And while our commercial lending portfolio was down slightly versus the second quarter, our overall credit profile in the portfolio improved. In addition, during this period of modest asset growth within our industry, we are taking the opportunity to strengthen our commercial services’ delivery process and commit additional resources to this important line of business.”

Average total deposit balances for the quarter increased $44.0 million from the second quarter of 2007, with increases generated from core checking, money market, and savings accounts, partially offset by a decrease in time deposits, including seasonal declines in public funds.

Total operating expenses increased $2.6 million versus the previous quarter, reflecting the two acquisitions completed in the second quarter. Year-to-date operating expenses increased $10.3 million over the first nine months of 2006, again due mainly to increased personnel and other recurring operating expenses resulting from the four acquisitions completed since August 2006, along with strategic increases in business development and marketing costs.

The effective income tax rate was 24.3% during the quarter and 24.5% for the first nine months of 2007, consistent with prior year rates.

Asset Quality

The company’s asset quality metrics remained excellent, with non-performing loan and charge-off ratios remaining at the historically low levels achieved in recent quarters.

The provision for loan losses of $0.5 million was $96,000 higher than the second quarter of 2007, reflecting a slightly higher level of charge-offs. Year-to-date, the provision for loan losses was $4.1 million lower than the 2006 year-to-date provision, reflective of the company’s lowest level of charge-offs and nonperforming loans in over four years.

Net charge-offs in the third quarter were $0.75 million, which was $0.6 million below the average quarterly net charge-offs during the previous eight quarters. The net charge-off ratio of 0.11% was 11 basis points below the average net charge-off ratio for the previous eight quarters. Net charge-offs were $1.7 million for the nine months ended September 30, 2007, a decrease of $2.9 million from the same period last year. The year-to-date net charge-off ratio was 0.09%, compared to 0.25% for the comparable 2006 period.

Nonperforming loans as a percentage of total loans were down 0.02% from the end of June 2007 to 0.34%. This was significantly better than the already favorable average of 0.49% generated over the prior eight quarters. The delinquency ratio increased slightly to 1.10%, up from 0.95% at June 30, 2007, but down from the 1.22% level reported at September 30, 2006. Nonperforming assets to total assets improved to 0.22%, from the already low 0.25% level of the previous quarter, and 0.32% one year ago. These excellent asset quality metrics illustrate the continued effectiveness of the company’s disciplined risk management and underwriting standards.

Dividend Increase

During the quarter CBU’s Board of Directors declared a 5.0% increase in its quarterly cash dividend to $0.21 per share of common stock. Mr. Tryniski commented, “We were very pleased to provide shareholders with our 13th dividend increase in the last 14 years, representing an annualized yield of 4.7% based on last Friday’s closing share price of $18.01. We are equally pleased to remain a member of Mergent, Inc.’s ‘Dividend Achievers Index,’ as one of only 326 companies which have raised their annual dividend for at least 10 consecutive years, out of more than 10,000 U.S. publicly traded companies. This underscores our commitment to steady, long-term shareholder returns, as well as our ability to consistently generate meaningful results, regardless of the economic or industry-specific operating environment.”

Stock Repurchases

During the third quarter of 2007 the company purchased 233,000 common shares, at an aggregate cost of approximately $4.26 million, under the previously announced share repurchase programs authorized in December 2006. At September 30, 2007, there were 1.02 million remaining shares available for repurchase under these programs.

Other Initiatives

The company remains pleased with the integration progress of its most recent acquisitions, as both Tupper Lake National Bank and Hand Benefit & Trust have begun to productively contribute to its bottom-line results. In addition, the company is actively pursuing additional investments in both of these business lines in order to capitalize on available growth opportunities.

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (ET) on Tuesday, October 23, 2007, to discuss the above results at 1-866-709-4186. An audio recording will be available one hour after the call until December 31, 2007, and may be accessed at 1-888-284-7564 (access code 221739). Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=42527.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company’s website at: http://www.communitybankna.com.

Community Bank System is based in DeWitt, N.Y., with $4.8 billion in assets and 140 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust. Its other subsidiaries include: BPAS, an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh, and Houston; the CBNA Insurance Agency, with offices in Tupper Lake and Plattsburgh, N.Y.; Community Investment Services, a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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Summary of Financial Data (Dollars in thousands, expect per share data)
	Quarter Ended September 30,		Year-to-Date September 30,

	2007	2006	2007	2006

Earnings
Loan income	$47,821	$43,482	$138,846	$121,570
Investment Income	17,785	15,679	51,574	48,731
Total interest income	65,606	59,161	190,420	170,301
Interest Expense	31,326	25,369	89,435	69,215
Net interest income	34,280	33,792	100,985	101,086
Provision for loan losses	510	1,300	1,124	5,175
Net interest income after provision for loan losses	33,770	32,492	99,861	95,911
Deposit service fees	8,382	7,329	23,184	21,001
Other banking services	1,512	1,329	2,607	2,166
Trust, investment and asset management fees	2,185	1,815	6,054	5,631
Benefit plan administration, consulting and actuarial fees	5,509	3,271	14,248	9,807
Debt extinguishment charges and investment securities losses, net	(16)	0	(24)	0
Total noninterest income	17,572	13,744	46,069	38,605
Salaries and employee benefits	19,086	16,741	55,652	49,948
Professional fees	1,365	1,119	3,604	3,510
Occupancy and equipment and furniture	4,883	4,346	14,089	13,553
Amortization of intangible assets	1,629	1,520	4,725	4,502
Other	9,703	7,960	26,023	22,815
Special charges/acquisition expenses	99	154	723	155
Total operating expenses	36,765	31,840	104,816	94,483
Income before income taxes	14,577	14,396	41,114	40,033
Income taxes	3,548	3,517	10,070	9,808
Net income	$11,029	$10,879	$31,044	$30,225
Basic earnings per share	$0.37	$0.36	$1.04	$1.01
Diluted earnings per share	$0.37	$0.36	$1.02	$1.00
Diluted earnings per share-cash (1)	$0.41	$0.40	$1.16	$1.13

Summary of Financial Data (Dollars in thousands, expect per share data)
	2007			2006

	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Earnings
Loan income	$47,821	$46,090	$44,935	$45,543	$43,482
Investment Income	17,785	17,166	16,623	16,057	15,679
Total interest income	65,606	63,256	61,558	61,600	59,161
Interest Expense	31,326	29,918	28,191	27,877	25,369
Net interest income	34,280	33,338	33,367	33,723	33,792
Provision for loan losses	510	414	200	1,410	1,300
Net interest income after provision for loan losses	33,770	32,924	33,167	32,313	32,492
Deposit service fees	8,382	7,825	6,977	7,347	7,329
Other banking services	1,512	425	670	564	1,329
Trust, investment and asset management fees	2,185	2,009	1,860	1,765	1,815
Benefit plan administration, consulting and actuarial fees	5,509	4,767	3,972	3,398	3,271
Debt extinguishment charges and investment securities losses, net	(16)	(8)	0	(2,403)	0
Total noninterest income	17,572	15,018	13,479	10,671	13,744
Salaries and employee benefits	19,086	18,280	18,286	17,155	16,741
Professional fees	1,365	1,054	1,185	1,083	1,119
Occupancy and equipment and furniture	4,883	4,557	4,649	4,331	4,346
Amortization of intangible assets	1,629	1,581	1,515	1,525	1,520
Other	9,703	8,495	7,825	8,134	7,960
Special charges/acquisition expenses	99	165	459	492	154
Total operating expenses	36,765	34,132	33,919	32,720	31,840
Income before income taxes	14,577	13,810	12,727	10,264	14,396
Income taxes	3,548	3,451	3,071	2,112	3,517
Net income	$11,029	$10,359	$9,656	$8,152	$10,879
Basic earnings per share	$0.37	$0.34	$0.32	$0.27	$0.36
Diluted earnings per share	$0.37	$0.34	$0.32	$0.27	$0.36
Diluted earnings per share-cash (1)	$0.41	$0.39	$0.36	$0.31	$0.40
Profitability
Return on assets	0.94%	0.92%	0.88%	0.73%	1.01%
Return on equity	9.47%	8.92%	8.43%	6.89%	9.44%
Noninterest income/operating income (FTE) (2)	31.7%	28.9%	26.6%	25.9%	26.8%
Efficiency ratio (3)	63.1%	62.2%	63.1%	60.8%	58.8%
Components of Net Interest Margin (FTE)
Loan yield	6.86%	6.84%	6.81%	6.80%	6.77%
Investment yield	5.82%	6.06%	6.11%	5.96%	5.94%
Earning asset yield	6.50%	6.58%	6.58%	6.52%	6.49%
Interest-bearing deposit rate	2.94%	2.96%	2.80%	2.70%	2.55%
Short-term borrowing rate	4.07%	4.20%	4.16%	3.91%	4.21%
Long-term borrowing rate	5.83%	5.58%	5.57%	5.80%	5.70%
Cost of all interest-bearing funds	3.47%	3.47%	3.37%	3.32%	3.15%
Cost of funds (includes DDA)	2.99%	2.99%	2.90%	2.84%	2.68%
Net interest margin (FTE)	3.56%	3.64%	3.74%	3.74%	3.87%
Fully tax-equivalent adjustment	$3,645	$3,722	$3,796	$3,743	$3,764

Summary of Financial Data (Dollars in thousands, expect per share data)
	2007			2006

	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Average Balances
Loans	$2,775,337	$2,712,021	$2,684,566	$2,668,442	$2,558,137
Taxable investment securities	971,340	885,164	843,857	797,541	776,028
Nontaxable investment securities	477,369	485,922	500,273	508,467	512,721
Total interest-earning assets	4,224,046	4,083,107	4,028,696	3,974,450	3,846,886
Total assets	4,679,318	4,536,348	4,469,244	4,423,468	4,272,052
Interest-bearing deposits	2,735,349	2,718,135	2,622,472	2,576,041	2,540,150
Short-term borrowings	307,090	154,799	159,444	160,262	125,013
Long-term borrowings	536,859	589,686	613,624	599,121	534,811
Total interest-bearing liabilities	3,579,298	3,462,620	3,395,540	3,335,424	3,199,974
Noninterest-bearing deposits	583,946	557,195	552,087	558,439	557,398
Shareholders’ equity	$462,172	$465,652	$464,623	$469,127	$456,996
Balance Sheet Data
Cash and cash equivalents	$205,224	$242,410	$224,917	$232,032	$119,430
Investment securities	1,433,930	1,219,360	1,317,554	1,229,271	1,250,251
Loans:
Consumer mortgage	969,567	948,430	914,909	912,505	890,939
Business lending	972,394	988,886	957,853	960,034	953,808
Consumer installment	849,949	829,860	809,472	829,019	816,815
Total loans	2,791,910	2,767,176	2,682,234	2,701,558	2,661,562
Allowance for loan losses	36,447	36,690	35,891	36,313	35,517
Intangible assets	256,766	258,110	244,598	246,136	239,635
Other assets	141,484	132,783	125,476	125,113	137,099
Total assets	4,792,867	4,583,149	4,558,888	4,497,797	4,372,460
Deposits	3,304,604	3,364,577	3,278,468	3,168,299	3,138,774
Borrowings	821,343	577,134	626,765	647,481	628,412
Subordinated debt held by unconsolidated subsidiary trusts	127,123	127,111	127,099	158,014	80,545
Other liabilities	71,455	54,703	59,659	62,475	60,130
Total liabilities	4,324,525	4,123,525	4,091,991	4,036,269	3,907,861
Shareholders’ equity	468,342	459,624	466,897	461,528	464,599
Total liabilities and shareholders’ equity	4,792,867	4,583,149	4,558,888	4,497,797	4,372,460
Assets under management or administration	$4,708,901	$4,518,642	$3,296,238	$3,153,576	$2,944,725
Capital
Tier 1 leverage ratio	7.67%	7.90%	8.29%	8.81%	7.26%
Tangible equity / tangible assets	4.66%	4.66%	5.15%	5.07%	5.44%
Accumulated other comprehensive income	(4,444)	(11,610)	(3,994)	(4,697)	3,798
Diluted weighted average common shares O/S	30,078	30,396	30,547	30,454	30,334
Period end common shares outstanding	29,672	29,873	30,096	30,020	29,867
Cash dividends declared per common share	$0.21	$0.20	$0.20	$0.20	$0.20
Book value	15.78	15.39	15.51	15.37	15.56
Tangible book value	7.13	6.75	7.39	7.17	7.53
Common stock price (end of period)	19.52	20.02	20.92	23.00	22.16

Summary of Financial Data (Dollars in thousands, expect per share data)
	2007			2006

	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Asset Quality
Nonaccrual loans	$8,932	$9,191	$10,697	$11,382	$11,414
Accruing loans 90+ days delinquent	451	779	1,914	1,207	1,133
Total nonperforming loans	9,383	9,970	12,611	12,589	12,547
Other real estate owned (OREO)	1,097	1,411	1,916	1,838	1,320
Total nonperforming assets	10,480	11,381	14,527	14,427	13,867
Net charge-offs	753	362	622	1,400	1,115
Loan loss allowance/loans outstanding	1.31%	1.33%	1.34%	1.34%	1.33%
Nonperforming loans/loans outstanding	0.34%	0.36%	0.47%	0.47%	0.47%
Loan loss allowance/nonperforming loans	388%	368%	285%	288%	283%
Net charge-offs/average loans	0.11%	0.05%	0.09%	0.21%	0.17%
Delinquent loans/ending loans	1.10%	0.95%	1.02%	1.33%	1.22%
Loan loss provision/net charge-offs	68%	114%	32%	101%	117%
Nonperforming assets/total assets	0.22%	0.25%	0.32%	0.32%	0.32%

(1) Excludes the after-tax effect of amortization of intangible assets and market value adjustment amortization on acquired loans and deposits.

(2) Excludes gain (loss) on investment securities & debt extinguishment.

(3) Excludes intangible amortization, acquisition expenses/special charges and gain (loss) on investment securities & debt extinguishment.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.